Exhibit 10.2

Execution Copy

June 2, 2011

Dynamics Research Corporation
Two Tech Drive
Andover, MA 02810-2434
Attn:           David Keleher, Chief Financial Officer

Re: Dynamics Research Corporation

$130.0 MILLION SENIOR SECURED CREDIT FACILITY
$40.0 MILLION SENIOR SUBORDINATED CREDIT FACILITY

COMMITMENT LETTER

Dear Mr. Keleher:

Thank you for contacting us as a financing source for the proposed acquisition (the “Acquisition”) of High Performance Technologies, Inc. (“HPTI”) and its subsidiaries, if any (together, the “Target”) by Dynamics Research Corporation (the “Company” or “you”), pursuant to a certain Agreement and Plan of Merger by and among the Company, the Target and the other parties named therein  (together with all exhibits, schedules and attachments thereto, the “Acquisition Agreement”; and the definitive documentation relating to the Acquisition, including, without limitation the Acquisition Agreement, being referred to hereinafter as the “Definitive Acquisition Documents”).  Each capitalized term used but not defined herein shall have the meaning assigned in the Senior Secured Summary Terms and Conditions attached hereto as ExhibitA (the “SeniorTerm Sheet”) or the Senior Subordinated Summary Terms and Conditions attached hereto as ExhibitB (the “Senior Subordinated Term Sheet”, and together with the Senior Term Sheet, the “Term Sheets”).

1.	Commitments.

We are pleased to advise you of the commitment of Ares Management LLC, on behalf of one or more funds managed by Ares Management LLC or affiliates of Ares Management LLC (such funds or funds being referred to as the “Fund”, “we” or “us”) to provide the entire principal amount of the senior secured credit facilities described in the Senior Term Sheet (the “Senior Credit Facility”) and the notes described in the Senior Subordinated Term Sheet (the “Senior Subordinated Credit Facility”, and together with the Senior Credit Facility, the “Credit Facilities”) on the terms and subject to the conditions set forth or referred to in this commitment letter and the Term Sheets and other attachments hereto (collectively, the “Commitment Letter”).  The Acquisition, the establishment of the Credit Facilities and the other transactions contemplated with respect thereto are collectively referred to herein as the “Transactions”.  The Target, the Company and their subsidiaries are collectively referred to herein as the “Loan Parties”.  You hereby agree that the Fund retains the right to structure its commitment to provide the Senior Subordinated Credit Facility as the making of subordinated loans rather than the purchase of subordinated notes.  By your execution of the appropriate signature block below, you will, at your option, irrevocably elect to have the Fund provide both the Senior Credit Facility and the Subordinated Credit

Facility (the “Dual Facility Option”), or to provide only the Senior Subordinated Credit Facility (the “Senior Subordinated Credit Facility Option”), in each case, in accordance with the applicable provisions of the Commitment Letter.  If you choose the Senior Subordinated Credit Facility Option, all references to the “Credit Facilities”, “Definitive Documentation” and the “Term Sheets” in this Commitment Letter and the Fee Letter referenced below shall be deemed to refer to the “Senior Subordinated Credit Facility”, the “Senior Subordinated Definitive Documentation”, and the “Senior Subordinated Term Sheet”, respectively.  Once you choose either the Dual Facility Option or the Senior Subordinated Credit Facility Option, such choice is irrevocable and cannot be switched.

2.	Syndication.

By executing this Commitment Letter and choosing the Dual Facility Option, you hereby appoint the Fund to act, and the Fund hereby agrees to act, as sole administrative agent, sole collateral agent, sole bookrunner and sole lead arranger for the Senior Credit Facility, on the terms and subject to the conditions set forth or referred to in this Commitment Letter.  The Fund, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to lenders in connection with the Credit Facilities without our prior written consent.

If you choose the Dual Facility Option, you acknowledge that we intend to promptly, prior to or after the execution of the definitive documentation for the Senior Credit Facility (the “Senior Definitive Documentation”; provided, that, if the Senior Subordinated Credit Facility Option is chosen, “Senior Definitive Documentation” shall mean the definitive documentation for the Alterative Senior Credit Facility (as defined in the Senior Subordinated Term Sheet)), syndicate all or a portion of the Fund’s commitments, loans and other obligations under the Senior Definitive Documentation to one or more financial institutions or other entities that will become parties to the Senior Definitive Documentation (together with the Fund, the “Senior Lenders”).  We expect to hold all of the Senior Subordinated Credit Facility, but we reserve the right, prior to or after the execution of the definitive documentation for the Senior Subordinated Credit Facility (the “Senior Subordinated Definitive Documentation”, and together with the Senior Definitive Documentation, the “Definitive Documentation”), to syndicate all or a portion of the Fund’s notes and other obligations under the Senior Subordinated Definitive Documentation to one or more financial institutions or other entities that will become parties to the Senior Subordinated Definitive Documentation (together with the Fund, the “Senior Subordinated Lenders”, and together with the Senior Lenders, the “Lenders”).  We (or one of our affiliates) will manage all aspects of the syndication, in consultation with you, including decisions as to the selection of potential Lenders to be approached and when they will be approached, when their commitments will be accepted, which Lenders will participate and the final allocations of the commitments among the Lenders.  The Fund will exclusively perform all functions and exercise all authority as customarily performed and exercised in the capacities of administrative agent, collateral agent, bookrunner and lead arranger, including selecting counsel for the administrative agent and collateral agent and negotiating the Definitive Documentation.  In the event that we shall engage in any such syndication, you agree to assist us, and to cause (or, prior to the Acquisition, use commercially reasonable efforts to cause) the Target to assist us, in our syndication efforts.

You agree to assist us in achieving a timely syndication that is reasonably satisfactory to us.  The syndication efforts will be accomplished by a variety of means, including direct contact during the syndication between the Target (and its senior management), the Company (and its senior management), and advisors and affiliates of the Target and the Company on the one hand, and the proposed Lenders on the other hand.  For our use in connection with the syndication, you agree, upon our request, to (a) provide, and cause your respective affiliates and advisors to provide, and to cause (or, prior to the

Acquisition, to use your commercially reasonable efforts to cause) the Target to provide, to us all information reasonably requested by us to successfully complete the syndication, (b) assist, and cause your respective  affiliates and advisors to assist, and, to cause (or, prior to the Acquisition, use your commercially reasonable efforts to cause) the Target to assist, us in the preparation of a confidential information memorandum and other marketing materials (the contents of which you shall be responsible for) and (c) host, with us, at least one meeting with prospective Lenders at such time and place as we may reasonably request.  You also agree to use your commercially reasonable efforts to ensure that our syndication efforts benefit materially from your lending relationships and the lending relationships of the Company and the Target.

In its capacity as lead arranger, the Fund will have no responsibility other than to arrange the syndication as set forth herein and shall not be subject to any fiduciary or other implied duties.  Additionally, the Company acknowledges and agrees that, as lead arranger, the Fund is not advising such person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  The Company has consulted with its own advisors concerning such matters to the extent each has deemed appropriate and is responsible for and capable of making its own independent investigation and appraisal of the transactions contemplated hereby, and the Fund in its capacity as the lead arranger shall have no responsibility or liability to the Company with respect thereto.

3.	Information.

You represent and covenant that (a) all information, other than the Projections (as defined below) (the “Information”), that has been or will be made available to the Fund by or on behalf of you, any of your representatives, or any of the Loan Parties is or will be, when furnished, complete and correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made provided, that, the foregoing representation and covenant is made to the best of your knowledge with respect to any information provided to you by the Target and its representatives and (b) the projections with respect to the Company, its subsidiaries and the Target (the “Projections”) that have been or will be made available to the Fund by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time the applicable Projections are made available to the Fund.  You agree that if at any time prior to the closing of the Credit Facilities you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information or the Projections, as the case may be, were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information or the Projections, as the case may be, so that such representations will be correct (to the best of your knowledge with respect to Information provided to you by the Target or its representatives) in all material respects under those circumstances.  We will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

4.	Compensation.

As consideration for the Fund’s commitment hereunder and its agreement to perform the services described herein, you agree to pay the fees and fulfill the other obligations set forth in this Commitment Letter and in the fee letter between the Fund and the Company dated the date hereof and delivered herewith with respect to the Credit Facilities (the “Fee Letter”).

5.	Conditions.

The Fund’s commitment hereunder and its agreement to perform the services described herein are subject to: (a) (i) if you choose the Dual Facility Option, our satisfaction that, prior to the closing of the Credit Facilities, there shall be no other debt securities or commercial bank or other credit facilities of the Loan Parties being offered, placed or arranged and that, as of and immediately after the closing of the Credit Facilities, the Loan Parties shall have no indebtedness (other than the Credit Facilities and other indebtedness disclosed in the Definitive Documentation and acceptable to us), or, (ii) if you choose the Senior Subordinated Credit Facility Option, our satisfaction that, prior to the closing of the Senior Subordinated Credit Facility, there shall be no other debt securities or commercial bank or other credit facilities of the Loan Parties being offered, placed or arranged (other than the Alternative Senior Credit Facility (as defined in the Senior Subordinated Term Sheet)) and that, as of and immediately after the closing of the Senior Subordinated Credit Facility, the Loan Parties shall have no indebtedness (other than the Alternative Senior Credit Facility, other Permitted Debt (as defined in Exhibit B attached hereto) and other indebtedness disclosed in the Definitive Documentation and acceptable to us); (b) (i) the Fund’s written consent to any amendments, supplements or modifications after the date of this Commitment Letter to the legal structure of the Company and its direct and indirect subsidiaries after giving effect to the Transactions that could reasonably be expected to be adverse to the Fund and/or the Lenders and (ii) the aggregate amount of costs and expenses incurred in connection with the Acquisition not exceeding $8.0 million; (c) subject to the Certain Funds Provisions (as defined below), the accuracy and completeness of all representations and warranties that you or any of the Loan Parties make to the Fund and/or the Lenders in the Definitive Documentation and your compliance with the terms of this Commitment Letter and the Fee Letter, and none of the Information and Projections being misleading or incorrect in any material respect taken as a whole, in light of the circumstances under which such statements were made; and (d) the other conditions set forth in the Term Sheet.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Definitive Documentation or any other letter agreement or other undertaking concerning the Credit Facilities to the contrary, (i) the only representations relating to the Target and its subsidiaries and businesses of the Target and its subsidiaries the accuracy of which shall be a condition to availability of the Credit Facilities on the Closing Date shall be (A) such of the representations made by the Target or with respect to the business of the Target in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that you or your affiliates have the right to terminate your obligations under the Acquisition Agreement or not to consummate the transactions contemplated by the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below), (ii) the only representations relating to the Company and its subsidiaries (other than the Target and its subsidiaries) the accuracy of which shall be a condition precedent to availability of the Credit Facilities on the Closing Date shall be the representations of the Loan Parties set forth in the Definitive Documentation, but only to the extent the inaccuracy of such representations results in, or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect (as defined in the Term Sheets), and (iii) the terms of the Definitive Documentation shall be in such form that they do not impair the availability of the Credit Facilities on the Closing Date if the conditions set forth in this Commitment Letter are satisfied, it being understood that (x) other than with respect to any UCC Filing Collateral, Stock Certificates and IP Filings (each as defined below), to the extent any Collateral is not provided on the Closing Date after the use by the Loan Parties of commercially reasonable efforts to do so (including by providing a financing cooperation obligation by the Target and its subsidiaries in the Acquisition Agreement with respect to deliveries by the Loan Parties), the delivery of such Collateral shall not constitute a condition precedent to the availability of the Senior Credit Facility on the Closing Date but may instead be required to be delivered after the Closing Date pursuant to arrangements and timing reasonably satisfactory to the Fund, (y) with respect to perfection of security interests in UCC Filing Collateral and IP Filings, the sole obligation of the Loan Parties shall be to deliver, or cause to be delivered, necessary UCC financing statements and intellectual property security agreements to the Collateral Agent or irrevocably authorize and cause the Loan Parties to irrevocably authorize the Collateral Agent to file necessary UCC financing statements and IP security agreements, and (z) with respect to perfection of security interests in Stock Certificates, the sole obligation of the Loan Parties shall be to deliver, or cause to be delivered, to the Collateral Agent Stock Certificates together with undated stock powers executed in blank and to provide for a financing cooperation obligation by the Target and its subsidiaries in the Acquisition Agreement with respect to deliveries by the Target and its subsidiaries.

For purposes hereof, (1) “Specified Representations” means the representations and warranties relating to due organization, existence, corporate (or other) power and authority, the due authorization, execution, delivery and enforceability of the Definitive Documentation, non-contravention of the Definitive Documentation with organizational documents, applicable law, contracts and any order, judgment or decree of any court or other governmental authority binding on any Loan Party, any of its subsidiaries or the business of any Loan Party or any of its subsidiaries, receipt of governmental approvals in connection with the Credit Facilities, solvency, accuracy of information, preparation of the Projections in good faith based upon reasonable assumptions believed by the Company and the Loan Parties to be reasonable at the time such Projections are made available to the Fund, use of proceeds, status of the Senior Credit Facility as senior debt (if you choose the Dual Facility Option), status of the Senior Subordinated Credit Facility as senior subordinated debt, anti-terrorism laws and money laundering activities and dealings with embargoed persons, Federal Reserve margin regulations, Investment Company Act, PATRIOT Act, and creation, attachment, validity, priority and perfection of security interests (subject to the limits set forth in the preceding sentence), (2) “UCC Filing Collateral” means Collateral consisting solely of assets for which a security interest can be perfected by filing a Uniform Commercial Code financing statement, (3) “IP Filings” means Collateral consisting solely of intellectual property assets for which a security interest can be perfected by filing an intellectual property security agreement with the U.S. Patent and Trademark Office or Copyright Office and (4) “Stock Certificates” means Collateral consisting of stock certificates or other certificates representing capital stock or other equity interests (to the extent certificated), as the case may be, of each Loan Party (other than the top-tier Loan Party) and each subsidiary of each Loan Party required as Collateral pursuant to the Senior Term Sheet for which a security interest can be perfected by delivering such stock certificates or other certificates.  The provisions of this paragraph and the immediately preceding paragraph shall be referred to herein as the “Certain Funds Provisions.”

6.	Indemnity and Expenses.

By executing this Commitment Letter, you (the “Indemnitor”) agree to pay all of the Fund’s fees, costs and expenses (including, without limitation, all reasonable out-of-pocket costs and expenses incurred by the Fund as Administrative Agent, Collateral Agent, Lead Arranger, Lender or Purchaser (as defined in the Senior Subordinated Term Sheet) arising in connection with the syndication of the Credit Facilities and any due diligence investigation performed by or on behalf of the Fund, and the fees and expenses of third party advisors, consultants and special counsel to the Fund and also of, without limitation, any local legal counsel) arising in connection with the negotiation, preparation, execution, delivery, syndication, closing or administration of this Commitment Letter, the Term Sheets, the Fee Letter, the Definitive Documentation and the Definitive Acquisition Documents, regardless of whether the Transactions close.

In addition, the Indemnitor agrees to indemnify and hold harmless all Indemnified Parties (as defined below) from and against all Liabilities (as defined below).  “Indemnified Party” shall mean the Fund, the other holders of the Credit Facilities, each affiliate of any of the foregoing and the respective directors, officers, advisors, agents and employees of each of the foregoing, and each other person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act of 1933, as amended, or

Section 20 of the Securities Exchange Act of 1934, as amended.  “Liabilities” shall mean any and all losses, claims, damages, liabilities or other costs or expenses (or actions or other proceedings commenced or threatened in respect thereof) to which an Indemnified Party may become subject which arise out of or relate to or result from any transaction, action or proceeding connected with the Transactions or the other matters described or referred to in this Commitment Letter; provided that Liabilities shall not include any losses, claims, damages, liabilities or other costs or expenses to the extent that they result from the bad faith, gross negligence or willful misconduct of an Indemnified Party as determined by a final non-appealable judgment of a court of competent jurisdiction.  In addition to the foregoing, the Indemnitor agrees to reimburse each Indemnified Party as the same are incurred for all legal or other expenses incurred in connection with investigating, defending or participating in any action or other proceeding relating to any Liabilities (whether or not such Indemnified Party is a party to any such action or proceeding).  The Indemnitor further agrees not to assert any claim against any Indemnified Party for special, indirect, consequential, punitive or exemplary damages on any theory of liability in connection in any way with the Transactions, other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

You agree that, once paid, the fees or any part thereof payable hereunder will not be refundable under any circumstances.  All fees payable hereunder will be paid in immediately available funds and shall not be subject to reduction by way of setoff or counterclaim.

7.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor the activities of the Fund pursuant hereto, shall be disclosed, directly or indirectly, to any other person except that such existence and contents may be disclosed (a) to you and your officers, directors, employees, attorneys, accountants and professional advisors on a confidential and “need-to-know” basis, (b) to the lead arrangers of an Alternative Senior Credit Facility and their respective attorneys and professional advisors, or (c) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof); provided that, following execution and delivery by you of this Commitment Letter and the Fee Letter, you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) to the Target and its directors and professional advisors to the extent such parties have agreed to maintain the confidentiality hereof on the terms set forth herein.  The Fund reserves the right to review and approve (acting in its reasonable discretion), in advance, all materials, press releases, advertisements, and disclosures that you or your affiliates prepare that contain the name of the Fund or any of its affiliates or describe the Fund’s financing commitment.

8.	Termination.

Except to the extent expressly provided in the next succeeding sentence, this Commitment Letter will terminate automatically on the earliest of (a) July 29, 2011; (b) the date of termination or abandonment of the Acquisition; (c) the closing of the Acquisition without the use of the Credit Facilities; or (d) the acceptance by the Target or any of its affiliates, or by their respective equityholders, of an offer for all or any substantial part of the capital stock or property and assets of the Target and/or its subsidiaries other than as part of the Transactions.  The provisions under the headings Syndication, Indemnity and Expenses, Information and Confidentiality above and the governing law and forum provisions contained herein shall remain in full force and effect regardless of whether the Definitive Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Fund’s commitments and agreements hereunder; provided, that upon expiration or termination of the commitments contained herein, the Fund and its affiliates shall have no liabilities or obligations hereunder.

9.	Governing Law, Etc.

This Commitment Letter shall not be assignable by you or us (except for any such assignment to one or more of our affiliates) without the prior written consent of the other party hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Parties), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Parties) and is not intended to create a fiduciary relationship between the parties hereto.  Any and all obligations of, and services to be provided by, the Fund hereunder (including, without limitation, its commitment) may be performed and any and all rights of the Fund hereunder may be exercised by or through any of its affiliates or branches.  You acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information related to the Loan Parties or any of their respective subsidiaries or affiliates (including without limitation information relating to creditworthiness) and the transactions contemplated hereby.  We agree to treat, and cause any such affiliate to treat, all non-public information provided to us by you as confidential in accordance with applicable law and the terms of this Commitment Letter.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by you and us.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Credit Facilities.  This Commitment Letter shall be governed by, and construed in accordance with, the laws of the state of New York.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

You acknowledge that the Fund and its respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise.  Neither we nor any of our affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies.  You also acknowledge that neither we nor any of our affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.  The Fund is a full service financial firm and is affiliated with full service financial firms and as such from time to time may effect transactions for the Fund’s own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter.  You hereby waive and release, to the fullest extent permitted by law, any claims you have or may have with respect to any conflict of interest arising from such transactions, activities, investments or holdings, or arising from the Fund’s failure or the failure of any of the Fund’s affiliates to bring such transactions, activities, investments or holdings to your attention.

10.	Public Announcements.

You agree that subject to the provisions of Section 7 above, we may, at our expense, publicly announce as we may choose the capacities in which our affiliates or we have acted hereunder.

11.	Patriot Act.

The Fund hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Fund and any other Lender may be required to obtain, verify and record information that identifies the Sponsor or the Loan Parties which information includes the name, address, tax identification number and other information regarding such person that will allow the Fund or such Lender to identify such person in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Fund and any other Lender.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., Eastern Standard Time, on June 3, 2011.  This Commitment Letter shall become effective when both you and the Fund have executed and delivered counterparts of this Commitment Letter and the Fee Letter.  This Commitment Letter and the agreements contained herein will expire at the aforementioned time in the event that we have not received such executed counterparts from you by such time.

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Thank you again for contacting us about this transaction and as always, we look forward to partnering with you on this exciting opportunity.

Sincerely,

ARES MANAGEMENT LLC, on behalf of one or more
funds managed by Ares Management LLC or affiliates
of Ares Management LLC

By:	/s/ Mitchell Goldstein
Name:	Mitchell Goldstein
Title:	Authorized Signatory

Signature Page to Committment Letter

Choose one of the following:

The Dual Facility Option is accepted and agreed to as of

the date first above written:

DYNAMICS RESEARCH CORPORATION

By
Name:
Title:

The Senior Subordinated Credit Facility Option is accepted and agreed to as of the date first above written:

DYNAMICS RESEARCH CORPORATION

By:	/s/ David Keleher
Name:	David Keleher
Title:	Senior Vice President and Chief Financial Officer

  Signature Page to Committment Letter

Execution Copy

EXHIBIT A

DYNAMICS RESEARCH CORPORATION

SENIOR SECURED SUMMARY TERMS AND CONDITIONS
$130.0 MILLION SENIOR SECURED CREDIT FACILITY

June 2, 2011

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Commitment Letter to which this Summary Terms and Conditions is attached (the “Commitment Letter”).

Borrower:	Dynamics Research Corporation (the “Company” or “Borrower”).

Guarantors:
The Senior Credit Facility (as defined below) will be guaranteed by all existing and future direct and indirect domestic subsidiaries of the Company, the Target, and their subsidiaries (including, without limitation, the domestic subsidiary (“MergerCo”) of the Company to be organized and merged with and  into the Target in connection with the Acquisition), and, to the extent no material adverse tax consequences would result, foreign subsidiaries of the Company (collectively, the “Guarantors”).  The Borrower and the Guarantors are sometimes referred to as “Obligors”.

Administrative Agent:	Ares Capital Corporation (“ARCC”) will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”).

Collateral Agent:	ARCC will act as sole and exclusive collateral agent (in such capacity, the “Collateral Agent ”; the Administrative Agent and the Collateral Agent are collectively referred to as the “Agents”).

Lead Arranger and Bookrunner:	ARCC will act as sole and exclusive lead arranger and sole and exclusive bookrunner (in such capacity, the “Lead Arranger”).

Lenders:	A syndicate of financial institutions and other entities (including ARCC) acceptable to the Lead Arranger and selected by the Lead Arranger in consultation with the Borrower (the “Lenders”).

Senior Credit Facility:
An aggregate principal amount of up to $130.0 million will be available to the Borrower upon the terms and conditions hereinafter set forth:

Revolving Credit Facility:  A revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount not to exceed $20.0 million (the “Revolving Credit Commitment”), including a sub-limit for letters of credit in an amount of up to

$10.0 million and on customary terms.

Term Loan Facility:  A term loan facility in an aggregate principal amount of up to $110.0 million (the “Term Loan Facility”).

The Revolving Credit Facility and the Term Loan Facility are collectively referred to herein as the “Senior Credit Facility”.

Use of Proceeds:
Revolving Credit Facility:  The Revolving Credit Facility will be used for working capital and general corporate purposes of the Company and its subsidiaries.  The Revolving Credit Facility will be unfunded on the Closing Date.

Term Loan Facility:  The Term Loan Facility will be used to (a) finance the Acquisition, (b) refinance any existing debt of the Company and the Target, and (c) pay fees and expenses incurred in connection with the Transactions in an amount not to exceed $8.0 million.

Closing Date:
The first date on which (a) the Senior Definitive Documentation is executed by the Obligors, the Lenders and other third parties relevant to the Transactions, (b) the initial loans under the Senior Credit Facility have been made, and (c) all applicable conditions precedent are satisfied (the “Closing Date”).

Availability:
Revolving Credit Facility:  At no time shall the sum of the aggregate principal amount of outstanding loans and (if applicable) letters of credit under the Revolving Credit Facility exceed the Revolving Credit Commitment.

Term Loan Facility: To be fully drawn on the Closing Date. Amounts repaid cannot be reborrowed.

Maturity:	Revolving Credit Facility: Five years from the Closing Date. Term Loan Facility: Five years from the Closing Date.

Amortization:
Revolving Credit Facility:  None prior to maturity.

Term Loan Facility:  Quarterly amortization as follows:
Year 1:                                $1.25 million per quarter
Year 2:                                $1.875 million per quarter
Year 3:                                $2.50 million per quarter
Year 4:                                $3.125 million per quarter
Year 5:                                $5.0 million for the first three quarters
Maturity Date:                  Remaining outstanding and unpaid principal

balance of the Term Loan Facility

Interest Rates:
Base Rate and LIBOR Options:  At the Borrower’s option, each loan under the Senior Credit Facility will bear interest at a rate per annum equal to the Applicable Margin (as defined below), plus one of the following indexes: (a) LIBOR and (b) the Base Rate.

“LIBOR” shall be defined as the higher of (i)(A) the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans in United States dollars for the applicable interest period under the caption British Bankers Association Eurodollar Rates as of 11:00 a.m. (London time), on the second full business day next preceding the first day of such interest period multiplied by (B) the Statutory Reserve Rate, and (ii)  1.00% per annum.

The “Statutory Reserve Rate” shall be defined as a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board of Governors of the Federal Reserve System of the United States (or any successor) and to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D).

The “Base Rate” shall be defined as the highest of (i) the prime rate (as determined by reference to the Wall Street Journal), (ii) the federal funds rate plus 0.50% and (iii) LIBOR (as defined above) for an interest period of one month plus 1.00% per annum.

Applicable Margins:  The “Applicable Margins” for the Senior Credit Facility shall be as set forth below:

Revolving Credit Facility:                 LIBOR + 4.25%
                                                                Base Rate + 3.25%

Term Loan Facility:                             LIBOR + 4.25%
Base Rate + 3.25%

provided, that, at any time after the first anniversary of the Closing Date, if Consolidated Senior Leverage Ratio (as defined below) is less than 1.50:1.00 as of the end of any fiscal quarter, the “Applicable Margins” shall be as set forth below for the immediately succeeding fiscal quarter:

Revolving Credit Facility:                  LIBOR + 3.75%

                                                                Base Rate + 2.75%

Term Loan Facility:                             LIBOR + 3.75%
Base Rate + 2.75%

Interest periods for LIBOR loans shall be for one, two, three or six months, as selected by the Borrower.  Interest on all LIBOR loans will be paid at the end of each interest period or, in the case of any interest period in excess of three months, on each date occurring at three-month intervals after the first day of such interest period.  Interest on all Base Rate loans will be paid quarterly on the last day of each calendar quarter.

If any event of default shall have occurred and be continuing, all loans and other obligations under the Senior Credit Facility shall bear interest at a rate per annum equal to 2.00% in excess of the otherwise highest applicable interest rate (including the Applicable Margin).

Commitment Fees:
Commitment fees of 0.50% per annum on the unused commitments under the Revolving Credit Facility shall be payable to the Administrative Agent, for the account of the Lenders under the Revolving Credit Facility, from and after the Closing Date.  Accrued commitment fees will be payable quarterly in arrears, on the last day of each calendar quarter.

Optional Prepayments of the Revolving Credit Facility:
The principal amount of advances under the Revolving Credit Facility may be prepaid without premium or penalty, on same day notice for Base Rate advances and 2 business days’ notice for LIBOR advances, in minimum amounts to be agreed.  The Borrower will bear all customary breakage costs related to the prepayment of a LIBOR advance prior to the last day of an interest period.

Optional Prepayments of the Term Loan Facility:
The principal amount of loans under the Term Loan Facility may be prepaid, at the option of the Borrower, in whole or in part, with minimum notice periods and in minimum amounts to be mutually agreed.

Optional prepayments may be applied to the Term Loans or the Revolving Credit Facility at the direction of the Borrower.  Optional prepayments of the Term Loans will reduce amortization of the Term Loans in inverse order of maturity until paid in full.

Mandatory Prepayments:	The Senior Credit Facility will be prepaid, by an amount equal to: (a) 100% of net cash proceeds of all asset sales and other asset dispositions by any Obligor or any subsidiary of any Obligor

(including sales of stock of subsidiaries) other than asset sales in the ordinary course of business, with customary exceptions (including the limited option to reinvest certain proceeds) to be mutually agreed;

(b)       100% of insurance proceeds received by any Obligor or any subsidiary of any Obligor, with customary exceptions (including the limited option to reinvest certain proceeds) to be mutually agreed;

(c)       50% of excess cash flow (definition to be mutually agreed), calculated and paid on an annual basis, of the Company and its subsidiaries commencing with excess cash flow for period starting on the Closing Date and ended December 31, 2012; provided, however, that no such excess cash flow prepayment shall be required for a fiscal year when the Consolidated Senior Leverage Ratio (as defined below) as of the end of such fiscal year is less than 1.50:1.00;

(d)      100% of the net proceeds from the issuance by any Obligor or any subsidiary of any Obligor of any public or private indebtedness, except for specified permitted indebtedness to be mutually agreed;

(e)       50% of the net proceeds from the issuance by the Company of any equity and 100% of the net proceeds from the issuance by any subsidiary of the Company of any equity;

(f)       100% of Net Acquisition Proceeds (definition to be mutually agreed) in cash; and

(g)       100% of all outstanding obligations under the Senior Credit Facility upon the occurrence of a Change of Control (definition to be mutually agreed).

Mandatory prepayments shall be applied first to the Term Loans (and shall reduce remaining amortization of such loans in inverse order of maturity), until repaid in full.  In the event that the Term Loan Facility has been fully repaid, the mandatory prepayments described above shall be applied to amounts then outstanding (if any) under the Revolving Credit Facility and to cash collateralize outstanding letters of credit, with a corresponding permanent reduction in the Revolving Credit Commitment.

Advances under the Revolving Credit Facility will be immediately prepaid and, if no advances are then outstanding, letters of credit will be cash collateralized, in either case to the extent that the aggregate extensions of credit under the Revolving Credit Facility exceed the Revolving Credit Commitment then in effect.

Security:
The Collateral Agent, for the benefit of the Lenders, the Agents, any issuer of letters of credit (pursuant to the Senior Credit Facility) and any counterparty to any hedging agreement entered into by the Borrower that has been designated as a specified hedging agreement pursuant to the Senior Definitive Documentation for the Senior Credit Facility, reasonably satisfactory to the Collateral Agent, shall receive a perfected first priority security interest in (a) all of the capital stock of each Obligor and its subsidiaries (other than the top-tier Obligor) (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the nonvoting stock (if any) and 65% of the voting stock of such foreign subsidiary to the extent the pledge of any greater percentage would result in material adverse tax consequences to the Company); and (b) all other existing and future assets and properties of each Obligor including, without limitation, accounts receivable, inventory, real property (fee owned and leasehold), machinery, equipment, contracts, trademarks, copyrights, software, patents, license rights and general intangibles (collectively, the “Collateral”).

Conditions Precedent to Closing Date:
Subject to the Certain Funds Provisions, the initial funding of the Senior Credit Facility will be subject to satisfaction of the conditions precedent set forth in the Commitment Letter, and the following conditions precedent:

(a)      The negotiation, execution and delivery of the Senior Definitive Documentation and other customary closing documentation, reasonably satisfactory to the Agents, including, subject to the Certain Funds Provisions, receipt of reasonably satisfactory evidence that the Collateral Agent shall have a valid and perfected first priority lien and security interest in the Collateral.

(b)      Since December 31, 2010, there shall not have occurred a Material Adverse Effect (as defined below) with respect to the Obligors (including the Target) taken as a whole.  Material Adverse Effect means a material adverse effect on (i) the business, revenues, operations, condition (financial or otherwise), assets, liabilities (contingent or otherwise), results of operations, properties or prospects of the Obligors (after giving effect to the Transactions), (ii) the ability of any Obligor to perform its obligations under the Senior Definitive Documentation, (iii) the validity or enforceability of the Commitment Letter, the Fee Letter, or the Term Sheets, (iv) the rights and remedies of the Agents and Lenders under the Senior Definitive Documentation, or (v) the priority of any liens granted to Collateral Agent by any Obligor.

(c)      No action or proceeding before any court or governmental body shall be pending or, to the knowledge of the Company, threatened, wherein an unfavorable judgment, decree or order would (i) prevent the performance of the Acquisition Agreement or the consummation of any of the Transactions, (ii) declare unlawful any of the Transactions, (iii) reasonably be expected to cause any of the Transactions to be rescinded, or (iv) result in damages owing by ARCC in connection with the consummation of the Transactions other than as a result of a breach by ARCC of its obligations under the Commitment Letter.

(d)      The Agents shall have received the following, each in form and substance reasonably satisfactory to Agents: (i) the consolidated unaudited financial statements of the Company and its subsidiaries (other than the Target) for (A) each of the fiscal quarters from the fiscal quarter ending March 31, 2011 to and including the fiscal quarter ending no more than 30 days before the Closing Date and (B) each of the fiscal months from the fiscal month ending April 30, 2011 to and including the fiscal month ending no more than 30 days before the Closing Date, (ii) the consolidated unaudited financial statements of the Target for (A) each of the fiscal quarters from the fiscal quarter ending March 31, 2011 to and including the fiscal quarter ending no more than 30 days before the Closing Date and (B) each of the fiscal months from the fiscal month ending April 30, 2011 to and including the fiscal month ending no more than 30 days before the Closing Date, and (iii) the forecasted financial projections of the Obligors as of the Closing Date for the fiscal years 2011 through 2016 (on a quarter by quarter basis for fiscal years 2011 and 2012 and on an annual basis for fiscal years 2013 through 2016) together with a pro forma balance sheet of the Company and its subsidiaries after giving effect to the Transactions.

(e)       The Acquisition shall have been consummated concurrently with the initial funding of the Senior Credit Facility in accordance with (i) applicable law and (ii) the terms of the Acquisition Agreement and the other Definitive Acquisition Documents, each of which shall be reasonably satisfactory to the Agents (it being agreed that the draft Acquisition Agreement dated as of June 2, 2011, together with all exhibits and schedules thereto and other agreements related thereto that have provided to counsel to the Agents by Nixon

Peabody LLP by email at 4:32 pm on June 1, 2011 are reasonably satisfactory to the Agents), or as amended, supplemented, modified or waived; provided, however, that any such amendment, supplement, modification to or waiver of the Acquisition Agreement or the other Definitive Acquisition Documents that could reasonably be expected to be adverse to the interests of the Agents and/or the Lenders, shall require the written consent of Agents, and all conditions precedent to the consummation of the Acquisition set forth in the Acquisition Agreement shall have been satisfied or waived; provided, however, that any such waiver that could reasonably be expected to be adverse to the interests of the Agents and/or the Lenders shall require the written consent of Agents, and the Definitive Acquisition Documents shall be in full force and effect on the Closing Date.  The Acquisition Documents shall have been executed, and the Agents shall have received a certified copy of the executed Acquisition Agreement and the other Definitive Acquisition Documents and all schedules and exhibits thereto.

(f)       The Agents shall have received the merger certificate with respect to the merger of the MergerCo with and into Target, with the Target as the surviving corporation (the “Merger”), in form and substance reasonably satisfactory to the Agents and in full force and effect as of the Closing Date, and (ii) subject only to the funding of the initial loans under the Senior Credit Facility and the Senior Subordinated Credit Facility and filing of the merger certificate immediately upon such funding, the Merger shall have been consummated in accordance with applicable laws and in accordance with the terms of the Definitive Acquisition Documents, and in all other respects reasonably satisfactory to the Agents.

(g)      The terms, maturity and subordination of any other indebtedness owed by the Target, the Company or any of their subsidiaries to any person as of the Closing Date shall be reasonably satisfactory to the Agents.

(h)      The closing of the Senior Subordinated Credit Facility.

(i)        The negotiation, execution and delivery of a subordination and intercreditor agreement between the Collateral Agent and the purchasers under the Senior Subordinated Credit Facility, in form and substance reasonably satisfactory to the Agents (the “Intercreditor Agreement”) or the inclusion of such subordination provisions in the Senior Subordinated

Definitive Documentation.

(j)       The Agents shall have received executed legal opinions, in form and substance reasonably satisfactory to the Agents of (i) counsel to the Obligors, (ii) such local counsel to the Obligors as may be required by the Agents and (iii) to the extent delivered to the Company, counsel to the sellers in connection with the Definitive Acquisition Documents.

(k)      The applicable waiting periods, if any, under the Hart-Scott-Rodino Act shall have expired or been terminated and all other governmental and third party consents that are required for the consummation of the Transactions shall have been obtained and shall be final and non-appealable.

(l)       The Agents shall have received certificates from the secretary or similar officer of each of the Obligors party to the Senior Definitive Documentation certifying as to the following: corporate authority, authorization of specific officers, incumbency and specimen signatures of such officers and certificates of status (including certified copies of the formation documents issued by the jurisdictions of organization of each such person and governing documents), all in form and substance reasonably satisfactory to the Agents.

(m)      The Agents shall have received a certificate of a senior financial officer of the Company, in form and substance reasonably satisfactory to the Agents, (i) confirming the solvency of the Obligors and their subsidiaries after giving effect to the Transactions, (ii) certifying as to an attached detailed sources and uses statement and funds flow memorandum for the Transactions, including the payment of all fees, commissions and expenses in connection therewith and (iii) certifying as to an attached organizational chart and a list of officers and directors of each of the Obligors.

(n)      The Agents shall have received evidence in form and substance reasonably satisfactory to the Agents that (i) the Consolidated Total Leverage Ratio (definition to be mutually  agreed) of the Company and its subsidiaries on a consolidated basis shall not exceed 4.00:1.00 for the most recent twelve month period ending prior to the Closing Date for which financial statements are available (after giving pro forma effect to the Transactions), (ii) the Consolidated Senior Leverage Ratio (definition to be mutually agreed) of the Company and its subsidiaries on a consolidated basis shall not exceed 3.00:1.00 for the most recent twelve month period ending prior to the Closing Date for which financial statements are available (after giving pro forma effect to the Transactions), and (iii) consolidated EBITDA of the Company and its subsidiaries (including the Target) for the most recent twelve month period ending prior to the Closing Date for which financial statements are available shall not be less than $37.8 million.

(o)       The Agents shall have received customary lien searches reflecting no liens other than permitted liens.

(p)      The Agents shall have received insurance certificates and endorsements identifying the Collateral Agent as additional insured and loss payee, in form and substance reasonably satisfactory to the Agents.

(q)      The Agents shall have received customary executed “payoff letters” and lien terminations reflecting repayment of all indebtedness of the Company and its subsidiaries required to be repaid pursuant to the Definitive Acquisition Documents.

(r)       The Agents shall have received, at least 5 days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, as well as completed reference checks with respect to senior management of the Obligors and their subsidiaries.

(s)       Payment of all fees and out-of-pocket expenses required to be paid on the Closing Date.

Conditions to All Extensions of Credit:
Each extension of credit under the Senior Credit Facility will be subject to customary conditions precedent, including the (a) absence of any default or event of default, (b) subject to the Certain Funds Provisions (with respect to the initial funding of the Senior Credit Facility on the Closing Date), continued accuracy of all representations and warranties in all material respects; provided that such materiality qualifier shall not apply with respect to extensions of credit made on the Closing Date, (c) absence of any injunction, writ, restraining order, or other order restricting or prohibiting such extension of credit and (d) the delivery of a duly executed borrowing notice in form and substance reasonably satisfactory to the Agents and certified by a responsible officer of a Borrower.

Representations and Warranties:
Subject to the Certain Funds Provisions, representations and warranties will apply to Company and its subsidiaries (including the Target), will be subject to materiality levels and/or exceptions to be mutually agreed and reflected in the Senior Definitive Documentation and will include: due organization; existence and status; corporate (or other) power and authority, enforceability; no violation of law, contracts or organizational documents or imposition of liens; no material litigation or labor controversies; no contractual restrictions on payment of dividends to, and investments in, the Company or any of its subsidiaries, or their ability to perform their obligations under the Senior Definitive Documentation; accuracy and completeness of specified financial statements; projections prepared in good faith upon assumptions believed by the Obligors to be reasonable at the time made; no material adverse change; no required governmental or third party approvals or consents; no judgment, order or injunction with respect to the Transactions; use of proceeds; not engaging in business of purchasing/carrying margin stock; status under Investment Company Act; ERISA matters; environmental matters; tax matters; ownership and location of properties (including leased properties); collective bargaining; insurance matters; intellectual property; material contracts; accuracy and completeness of disclosure; compliance with laws; subsidiaries and joint ventures; no default or event of default; perfected liens, security interests and charges; solvency; evidence of other indebtedness, deposit accounts and securities accounts; absence of undisclosed liabilities; accuracy of representations and warranties in the Definitive Acquisition Documents; and other customary and industry-specific representations and warranties for transactions of this type mutually acceptable to the parties.

Financial Covenants:
Financial covenants will include Consolidated Senior Leverage Ratio, Consolidated Total Leverage Ratio, Consolidated Fixed Charge Coverage Ratio and Consolidated Capital Expenditures, in each case, to be defined in the Senior Definitive Documentation and with covenant levels to be mutually agreed upon between the Borrower and the Agents.  Each of the ratios referred to above will be calculated on a consolidated basis for the Borrower and its subsidiaries for each consecutive four fiscal quarter period, except that during the first year following the Closing Date such calculations shall be made for the period of time since the Closing Date and, where appropriate, annualized (provided, that, for the avoidance of doubt, EBITDA and Consolidated Capital Expenditures shall not be annualized but will be based on scheduled amounts for the portion of the applicable measurement period occurring prior to the Closing Date).

Other Covenants:
Covenants will apply to the Company and its subsidiaries (including the Target), will be subject to materiality levels and/or exceptions to be mutually agreed and reflected in the Senior Definitive Documentation and will include:  delivery of financial statements, budgets and compliance certificates, insurance reports and notices of default under, or amendments of, the documents relating to any of the Transactions, notices of any litigation, governmental proceedings or investigations, ERISA, environmental proceedings and labor controversies, bankruptcy or similar events, management letters from the Company’s independent accountants, changes in accounting or financial reporting practices, fiscal years or fiscal quarters, or changes in corporate information; compliance with laws and contractual obligations; compliance with PATRIOT ACT; payment of taxes and other obligations; preservation of existence; maintenance of books and records and inspection rights; use of proceeds; maintenance of properties; additional guarantees and related security interests from new direct or indirect subsidiaries of the Obligors; control agreements with respect to deposit accounts, securities accounts and other similar accounts; ERISA matters; environmental compliance; further assurances; maintenance of insurance; limitation on indebtedness, liens, granting of negative pledges, mergers, consolidations, sales of assets, change of names, dividends, stock redemptions and other restricted payments, cash payments on any earn-out obligations and the modification, redemption and/or prepayment of other debt; limitation on investments (including loans and advances) and acquisitions subject to a carve-out permitting the Company and its subsidiaries to make Permitted Acquisitions (definition to be mutually agreed); limitation on sale-leasebacks; limitation on transactions with affiliates; limitations on modifications of certain agreements; changes in line of business; limitation on hedging agreements; limitations on the issuance or repurchase of capital stock; and other customary and industry-specific covenants for transactions of this type mutually acceptable to the parties.

Interest Rate Requirements:
The Borrower may be required to enter into hedging arrangements to protect against fluctuations in interest rates with respect to the Term Loan Facility. The maximum amount required to be hedged will be 50% of the outstanding principal amount of the Term Loan Facility.

Events of Default:
The following (subject to notices, grace periods and threshold to be mutually agreed in the Senior Definitive Documentation):  (a) nonpayment of principal, interest, fees or other amounts; (b) any representation or warranty being incorrect when made or confirmed; (c) failure to perform or observe covenants set forth in the Senior Definitive Documentation; (d) cross-default to other indebtedness; (e) bankruptcy and insolvency defaults; (f) judgment defaults; (g) invalidity of any Senior Definitive Documentation; (h) change of control; (i) hedging agreements; (j) any impairment of security interests; (k) any restraint of operations or loss, damage, casualty, seizure or attachment of assets; (l) ERISA defaults; (m) defaults under material agreements (to be mutually agreed upon); and (n) other customary or industry-specific events of default for transactions of this type mutually acceptable to the parties.

Expenses and Indemnification:
The Borrower will pay all reasonable costs and expenses by the Agents and the Lead Arranger arising out of or related to due diligence and/or the preparation, negotiation, execution, delivery and closing of the Senior Definitive Documentation, including, without limitation, the reasonable legal fees of counsel and third party advisors to the Agents and the Lead Arranger.  The Borrowers will also pay the expenses of the Agents and each Lender in connection with the enforcement of the Senior Definitive Documentation.  The Borrower will indemnify the Agents and each Lender (and, in each case, their affiliates and their respective officers, directors, employees, advisors and agents) on customary terms, subject to customary exceptions.

Assignments and Participations:
Each Lender may assign all or a portion of its loans and commitments under the Senior Credit Facility or sell participations therein to another person or persons subject to limitations, if any, established by the Administrative Agent.  Assignments (other than assignments made to entities described in clauses (a) through (c) below) shall be equal to an aggregate principal amount of at least $10.0 million and in multiples of $1.0 million in excess thereof.  So long as no Event of Default exists, the Borrower shall have the right to approve (which approval shall not be unreasonably withheld or delayed) any assignee; provided, that no such approval shall be required for an assignment to (a) a Lender, (b) an affiliate of a Lender, or (c) a fund engaged in the business if making, purchasing holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business that administered or managed by a Lender, an affiliate of a Lender, or any entity or affiliate of an entity that administers or maintains a Lender.  Assignments to the Company or any of its affiliates shall not be permitted.
For the avoidance of doubt, each Lender shall be permitted to grant a security interest in all or any portion of its rights under the Senior Definitive Documentation (including, but not limited to, the Senior Credit Facility), without the consent of, or notice to, or any other action by, any other party hereto, to secure the obligations of such Lender or any of its affiliates to any person or entity providing any loan, letter of credit or other extension of credit to or for the account of such Lender or any of its affiliates and any agent, trustee or representative of such person or entity.

Yield Protection and Increased Costs:
Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Governing Law and Forum:	The laws of the State of New York.

Special Counsel to Agents and Lead Arranger:	Bingham McCutchen LLP.

Execution Copy

EXHIBIT B

DYNAMICS RESEARCH CORPORATION

SENIOR SUBORDINATED SUMMARY TERMS AND CONDITIONS
$40.0 MILLION SENIOR SUBORDINATED NOTES

June 2, 2011

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Commitment Letter (the “Commitment Letter”) to which this Summary Terms and Conditions is attached.

Issuer:	Dynamics Research Corporation (the “Company” or “Borrower”).
Guarantors:
The Notes (as defined below) will be guaranteed by all existing and future direct and indirect domestic subsidiaries of the Company, the Target and their subsidiaries (including, without limitation, the domestic subsidiary (“MergerCo”) of the Company to be organized and merged with and into the Target in connection with the Acquisition) and, to the extent no material adverse tax consequences would result, foreign subsidiaries of the Company (collectively, the “Guarantors”); provided, that, any subsidiary that guarantees the Senior Credit Facility or the Alternative Senior Credit Facility (as defined below) shall be required to be a Guarantor.  The Borrower and the Guarantors are sometimes referred to as “Obligors”.

Collateral:	Unsecured.
Issue:	Senior Subordinated Notes (the “Notes”)
Lead Investor:	Ares Management LLC, on behalf of one or more funds managed by Ares Management LLC or affiliates of Ares Management LLC (such fund or funds being referred to as the “Fund” or the “Lead Investor”).
Purchasers:
The Lead Investor and other entities reasonably satisfactory to the Lead Investor and selected by the Lead Investor in consultation with the Borrower (collectively, together with any assignees and transferees thereof, the “Purchasers”).

Principal Amount:	$40.0 million, plus the amount of any PIK Interest (the “Principal Amount”).
Use of Proceeds:
Proceeds of the issuance of the Notes will be used (a) to finance the Acquisition, (b) to refinance any existing debt of the Company and the Target, and (c) to pay fees and expenses incurred in connection with the Transactions in an amount not to exceed $8.0 million.
Closing Date:
The first date on which (a) the Senior Subordinated Definitive Documentation is executed by the Obligors the Purchasers, and the Lead Investor, (b) the Notes have been issued, and (c) all applicable conditions precedent are satisfied (the “Closing Date”).

Issue Price:	100% of the Principal Amount.
Ranking/Terms of Subordination:
The Notes shall be subordinated to the prior payment in full of the obligations under the Senior Credit Facility (or, if applicable, the Alternative Senior Credit Facility) including, without limitation, any cash management or non-speculative hedging obligations secured by liens on collateral that secures the Senior Credit Facility or Alternative Senior Credit Facility, but which shall not be in excess of an aggregate amount to be determined (as applicable, the “Senior Debt”).  The Notes will be senior to any and all seller notes, earn-out obligations or similar deferred payment obligations, on terms reasonably satisfactory to the Lead Investor.  The Obligors shall not incur any indebtedness that ranks senior to, or pari passu with, the Notes (other than the following (collectively, “Permitted Debt”): (a) the Senior Debt; (b) purchase money indebtedness and capital lease obligations not to exceed $1,500,000 in the aggregate at any time outstanding; (c) current liabilities of the Borrower or any of its subsidiaries (other than for borrowed money) incurred in the ordinary course of its business and in accordance with customary trade practices, (d) indebtedness arising from taxes not yet delinquent or otherwise being contested in good faith, with appropriate reserve made in accordance with GAAP; (e) indebtedness arising from judgments or awards (i) which have been in force for less than the applicable appeal period or (ii) in respect to which the Borrower or any of its subsidiaries  shall at the time in good faith be prosecuting an appeal or proceedings for review, and in each case the Borrower or such subsidiary shall have taken appropriate reserves therefore in accordance with GAAP and (f) any other indebtedness to be agreed upon by Lead Investor).

The Notes will be subject to a separate subordination agreement that will, among other things, provide for (a) a permanent blockage period in respect of payment defaults with respect to principal, interest and periodic fees payable to the lenders providing the Senior Debt and other payment defaults above a threshold to be agreed under the Senior Debt, (b) a 180 day blockage period in respect of any event of default (other than a payment default described in the preceding clause (a)) under the Senior Debt, (c) a 120 day standstill period (the “Standstill Period”) for enforcement

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of remedies subject to termination of the Standstill Period upon the occurrence of certain events, including without limitation: acceleration of the Senior Debt, filing of a bankruptcy petition and other enforcement actions undertaken by the lenders under the Senior Credit Facility (or, if applicable, the Alternative Senior Credit Facility) (the “Senior Lenders”) (including foreclosure actions), (d) the right of the Purchasers to file and vote their respective claims in the event of a bankruptcy of any Obligor (subject to a standby right to file proofs of claim in favor of the Senior Lenders in the event the Purchasers fail to do so in a timely manner), and (e) the right of the Purchasers to retain distributions of equity securities (which do not contain mandatory redemptions or mandatory cash dividends prior to the date that is 91 days after the maturity of the Senior Debt) or equally subordinated debt securities.

Maturity:	Six years from the Closing Date.
Amortization:	None. Payable in full at maturity.
Interest Rate:
Interest accruing on the Principal Amount at the annual rate of 13.0% (the “Applicable Rate”).  Interest will be payable quarterly in arrears.  Interest accruing on the Principal Amount at the annual rate of 12.0% (the “Cash Interest Rate”) will be payable in cash.  Interest accruing on the Principal Amount at the annual rate in excess of the Cash Interest Rate will be payable, at the Borrower’s option, either in cash or by adding such accrued interest to the Principal Amount (the “PIK Interest”).
If any event of default shall have occurred and be continuing, interest shall accrue and be payable in cash on the Principal Amount at the annual rate of 2.0% in excess of the Applicable Rate.

Optional Redemption:
Subject to the applicable provisions of the Subordination Agreement (as defined below):

(a)       After the Closing Date but on or before the second anniversary of the Closing Date, the Principal Amount of the Notes may not be redeemed; provided, however, if any Mandatory Redemption Event (as defined below) occurs on or before the second anniversary of the Closing Date, then the Borrower may, at its option, redeem the entire Principal Amount of the Notes, at a redemption price expressed as a percentage of the Principal Amount to be redeemed equal to the greater of either:

(i) 100% plus (A) all interest on the Principal Amount redeemed that has accrued through the redemption date and

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(B) the Make-Whole Premium (as defined below); or

(ii) 115% plus all interest on the Principal Amount being redeemed that has accrued through the redemption date.

(b)       After the second anniversary of the Closing Date, the Principal Amount of the Notes may be redeemed, at the Borrower’s option, in whole or in part, with minimum notice periods and in minimum amounts to be mutually agreed, at the following applicable redemption prices (expressed as a percentage of the Principal Amount to be redeemed) set forth below plus all interest on the Principal Amount being redeemed that has accrued through the redemption date (the “Redemption Price”):

(i)  After the second anniversary of the Closing Date but on or before the third anniversary of the Closing Date, 105%;

(ii)  After the third anniversary of the Closing Date but on or before the fourth anniversary of the Closing Date, 103%;

(iii)  After the fourth anniversary of the Closing Date but on or before the fifth anniversary of the Closing Date, 101%; and

(iv)  Thereafter, 100%.

Mandatory Redemption:
Subject to the applicable provisions of the Subordination Agreement, if any Mandatory Redemption Event (as defined below) occurs, then each Purchaser shall have the right to require the Borrower, and the Borrower shall be obligated, to redeem all outstanding Notes of such Purchaser, at the following applicable redemption price:

(x)  if such Mandatory Redemption Event occurs on or before the second anniversary of the Closing Date, then at a redemption price expressed as a percentage of the Principal Amount to be redeemed equal to 100% plus (a) all interest on the Principal Amount redeemed through the redemption date and (b) the Make-Whole Premium (as defined below); or

(y)  if such Mandatory Redemption Event occurs after the second anniversary of the Closing Date, then at a redemption price equal to the applicable Redemption Price payable upon an optional redemption of all of the outstanding Notes as set forth under “Optional Redemption” above.

A “Mandatory Redemption Event” shall be defined to mean (a) any merger of the Borrower with and into any Person (other than any merger of any subsidiary of the Borrower with or into the Borrower; provided, however, that the Borrower shall be the continuing or surviving corporation); (b) any sale of all or

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substantially all of the assets of the Borrower, (c) any Change of Control (to be defined), or (d) any acceleration of the Notes resulting from the failure to redeem the Notes upon the occurrence of any of the events set forth in clauses (a) through (c) above.

The “Make-Whole Premium” shall mean, with respect to any redemption of Notes to which it applies, the result of the following:

(a)  the “present value” as of the date of such redemption of (i) the Redemption Price equal to 105% of the Principal Amount of the Notes being redeemed, plus (ii) all required interest payments due on the Principal Amount of the Notes being redeemed at the applicable rate under the Senior Subordinated Definitive Documentation through the second anniversary of the Closing Date (excluding interest accrued prior to such redemption date), minus

(b)  the Principal Amount of the Notes being redeemed;

but in no event less than zero.

For purposes of this definition, “present value” with respect to each of clauses (a)(i) and (a)(ii) hereof shall be computed using a discount rate, applied quarterly, equal to the Treasury Rate (definition to be mutually agreed) as of such redemption date plus 0.50%.

Conditions Precedent to Closing Date:
Subject to the Certain Funds Provisions, the obligation of the Purchasers to purchase the Notes will be subject to satisfaction of the conditions precedent set forth in the Commitment Letter, and the following conditions precedent:

(a)       The negotiation, execution and delivery of the Senior Subordinated Definitive Documentation and other customary closing documentation, reasonably satisfactory to the Lead Investor.

(b)      Since December 31, 2010, there shall not have occurred a Material Adverse Effect (as defined below) with respect to the Obligors (including the Target) taken as a whole.  Material Adverse Effect means a material adverse effect on (i) the business, revenues, operations, condition (financial or otherwise), assets, liabilities (contingent or otherwise), results of operations, properties or prospects of the Obligors (after giving effect to the Transactions), (ii) the ability of any Obligor to perform its obligations under the Senior Subordinated Definitive Documentation, (iii) the validity or enforceability of the Commitment Letter, the Fee Letter, or

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the Term Sheets, or (iv) the rights and remedies of the Lead Investor and Purchasers under the Senior Subordinated Definitive Documentation.

(c)      No action or proceeding before any court or governmental body shall be pending or, to the knowledge of the Company, threatened, wherein an unfavorable judgment, decree or order would (i) prevent the performance of the Acquisition Agreement or the consummation of any of the Transactions, (ii) declare unlawful any of the Transactions, (iii) reasonably be expected to cause any of the Transactions to be rescinded, or (iv) result in damages owing by the Fund in connection with the consummation of the Transactions other than as a result of a breach by the Fund of its obligations under the Commitment Letter.

(d)      The Lead Investor shall have received the following, each in form and substance reasonably satisfactory to the Lead Investor: (i) the consolidated unaudited financial statements of the Company and its subsidiaries (other than the Target) for (A) each of the fiscal quarters from the fiscal quarter ending March 31, 2011 to and including the fiscal quarter ending no more than 30 days before the Closing Date and (B) each of the fiscal months from the fiscal month ending April 30, 2011 to and including the fiscal month ending no more than 30 days before the Closing Date, (ii) the consolidated unaudited financial statements of the Target for (A) each of the fiscal quarters from the fiscal quarter ending March 31, 2011 to and including the fiscal quarter ending no more than 30 days before the Closing Date and (B) each of the fiscal months from the fiscal month ending April 30, 2011 to and including the fiscal month ending no more than 30 days before the Closing Date, and (iii) the forecasted financial projections of the Obligors as of the Closing Date for the fiscal years 2011 through 2017 (on a quarter by quarter basis for fiscal years 2011 and 2012 and on an annual basis for fiscal years 2013 through 2017) together with a pro forma balance sheet of the Company and its subsidiaries after giving effect to the Transactions.

(e)      The Acquisition shall have been consummated concurrently with the purchase of the Notes in accordance with (i) applicable law and (ii) the terms of the Acquisition Agreement and the other Definitive Acquisition Documents, each of which shall be reasonably satisfactory to the Lead Investor (it being agreed that the draft Acquisition Agreement dated as of June 2, 2011, together with all exhibits and

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schedules thereto and other agreements related thereto that have provided to counsel to the Lead Investor by Nixon Peabody LLP by email at 4:32 pm on June 1, 2011 are reasonably satisfactory to the Lead Investor), or as amended, supplemented, modified or waived; provided, however, that any such amendment, supplement, modification to or waiver of the Acquisition Agreement or the other Definitive Acquisition Documents that could reasonably be expected to be adverse to the interests of the Lead Investor and/or the Purchasers, shall require the written consent of the Lead Investor, and all conditions precedent to the consummation of the Acquisition set forth in the Acquisition Agreement shall have been satisfied or waived; provided, however, that any such waiver that could reasonably be expected to be adverse to the interests of the Lead Investor and/or the Purchasers shall require the written consent of the Lead Investor, and the Definitive Acquisition Documents shall be in full force and effect on the Closing Date.  The Acquisition Documents shall have been executed, and the Lead Investor shall have received a certified copy of the executed Acquisition Agreement and the other Definitive Acquisition Documents and all schedules and exhibits thereto.

(f)      The Lead Investor shall have received the merger certificate with respect to the merger of the MergerCo with and into Target, with the Target as the surviving corporation (the “Merger”), in form and substance reasonably satisfactory to the Lead Investor and in full force and effect as of the Closing Date, and (ii) subject only to the funding of the initial loans under the Senior Credit Facility (or, if applicable, the Alternative Senior Credit Facility) and the Senior Subordinated Credit Facility and filing of the merger certificate immediately upon such funding, the Merger shall have been consummated in accordance with applicable laws and in accordance with the terms of the Definitive Acquisition Documents, and in all other respects reasonably satisfactory to the Lead Investor.

(g)      The terms, maturity and subordination of any other indebtedness owed by the Target, the Company or any of their subsidiaries to any person as of the Closing Date shall be reasonably satisfactory to the Lead Investor.

(h)      The closing of either (i) if the Company has chosen the Dual Facility Option, the Senior Credit Facility, or (ii) if the Company has chosen the Senior Subordinated Credit Facility Option, an alternative senior credit facility (the “Alternative

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Senior Credit Facility”) (A) which shall be in form and substance reasonably satisfactory to the Lead Investor (it being agreed that the Lead Investor shall be satisfied with an Alternative Senior Credit Facility on the terms set forth in the “Execution Copy” of the commitment letter dated June 2, 2011 (including the exhibits, addendum and conditions annex attached thereto (collectively, the “Bank of America Senior Term Sheet”) listing the Company as borrower, Bank of America, N.A. as administrative agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Sun Trust Robinson Humphrey, Inc. and PNC Capital Markets LLC as lead arrangers delivered via email from David Lapp of Winston & Strawn LLP at [___] pm (Eastern) on June 2, 2011, or to the extent of any deviations from the Bank of America Senior Term Sheet that, individually or in the aggregate, are material to the interests of the Lead Investor or the Purchasers shall be reasonably satisfactory to the Lead Investor; provided, that any terms, definitions or other provisions of the Alternative Senior Credit Facility which are not specified in the Bank of America Senior Term Sheet shall be reasonably satisfactory to the Lead Investor), (B) of which the Fund or an affiliate shall have the right (at its option) to provide, pursuant to a written commitment provided on or before the closing date of the Alternative Senior Credit Facility, 20% of the aggregate outstanding amount of the term loan under the Alternative Senior Credit Facility, which may be allocated at Fund’s option among its affiliates; provided, that the Fund’s determination not to exercise such right shall not affect its other obligations hereunder, and (C) in which the closing or upfront fee paid to the Fund or its affiliate shall be no less than 1.0% of the Fund or its affiliate’s allocation of the Alternative Senior Credit Facility.  The Lead Investor shall have received a certified copy of the Senior Definitive Documentation.

(i)       The negotiation, execution and delivery of a subordination agreement between either (i) the Purchasers and the agent under the Senior Credit Facility, or (ii) the Purchasers and the agent under the Alternative Senior Credit Facility described in clause (h)(ii) above, in either case, consistent with the second paragraph under “Ranking/Terms of Subordination” above and otherwise in form and substance reasonably satisfactory to the Lead Investor (the “Subordination Agreement”).

(j)       The Lead Investor shall have received executed legal opinions, in form and substance reasonably satisfactory to the

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Lead Investor of (i) counsel to the Obligors, (ii) such local counsel to the Obligors as may be required by the Lead Investor and (iii) to the extent delivered to the Company, counsel to the sellers in connection with the Definitive Acquisition Documents.

(k)      The applicable waiting periods, if any, under the Hart-Scott-Rodino Act shall have expired or been terminated and all other governmental and third party consents that are required for the consummation of the Transactions shall have been obtained and shall be final and non-appealable.

(l)      The Lead Investor shall have received certificates from the secretary or similar officer of each of the Obligors party to the Senior Subordinated Definitive Documentation certifying as to the following: corporate authority, authorization of specific officers, incumbency and specimen signatures of such officers and certificates of status (including certified copies of the formation documents issued by the jurisdictions of organization of each such person and governing documents), all in form and substance reasonably satisfactory to the Lead Investor.

(m)      The Lead Investor shall have received a certificate of a senior financial officer of the Company, in form and substance reasonably satisfactory to the Lead Investor, (i) confirming the solvency of the Obligors and their subsidiaries on a consolidated basis after giving effect to the Transactions, (ii) certifying as to an attached detailed sources and uses statement and funds flow memorandum for the Transactions, including the payment of all fees, commissions and expenses in connection therewith and (iii) certifying as to an attached organizational chart and a list of officers and directors of each of the Obligors.

(n)      The Lead Investor shall have received evidence in form and substance reasonably satisfactory to the Lead Investor that (i) the Consolidated Total Leverage Ratio (definition to be mutually agreed) of the Company and its subsidiaries on a consolidated basis shall not exceed 4.00:1.00 for the most recent twelve month period ending prior to the Closing Date for which financial statements are available (after giving pro forma effect to the Transactions), (ii) the Consolidated Senior Leverage Ratio (definition to be mutually agreed) of the Company and its subsidiaries on a consolidated basis shall not exceed 3.00:1.00 for the most recent twelve month period ending prior to the Closing Date for which financial

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statements are available (after giving pro forma effect to the Transactions), and (iii) consolidated EBITDA of the Company and its subsidiaries (including the Target) for the most recent twelve month period ending prior to the Closing Date for which financial statements are available shall not be less than $37.8 million.

(o)      The Lead Investor shall have received customary executed “payoff letters” and lien terminations reflecting repayment of all indebtedness of the Company and its subsidiaries required to be repaid pursuant to the Definitive Acquisition Documents.

(p)      The Lead Investor shall have received, at least 5 days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, as well as completed reference checks with respect to senior management of the Obligors and their subsidiaries.

(q)      Payment of all fees and out-of-pocket expenses required to be paid on the Closing Date.

Representations and Warranties:
Subject to the Certain Funds Provisions, the representations and warranties will be substantially similar to those set forth in the Senior Definitive Documentation (except for representations and warranties relating solely to collateral) with references to the “Senior Definitive Documentation” to be replaced with “Senior Subordinated Definitive Documentation” and with appropriate cushions as against the baskets included in the Senior Definitive Documentation.  If the Senior Subordinated Credit Facility Option is chosen, the representations and warranties will include such other customary and industry-specific representations and warranties for senior subordinated credit facilities of this type as reasonably determined by the Lead Investor.

Financial Covenants:
Financial covenants will include Consolidated Senior Leverage Ratio, Consolidated Total Leverage Ratio, Consolidated Fixed Charge Coverage Ratio and Consolidated Capital Expenditures, in each case, to be defined in the Senior Subordinated Definitive Documentation, and with covenant levels to be mutually agreed upon between the Borrower and the Lead Arranger, but with appropriate cushions to be mutually agreed against the covenants in the Senior Definitive Documentation.  Each of the ratios referred to above will be calculated on a consolidated basis for the Borrower and its subsidiaries for each consecutive four fiscal quarter period,

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except that during the first year following the Closing Date, such calculations shall be made for the period of time since the Closing Date and, where appropriate, annualized (provided that, EBTIDA and Consolidated Capital Expenditures shall not be annualized but will be based on scheduled amounts for the portion of the applicable measurement period occurring prior to the Closing Date).

Other Covenants:
Covenants will be substantially similar to those set forth in the Senior Definitive Documentation (other than covenants relating solely to collateral) with references to the “Senior Definitive Documentation” to be replaced with “Senior Subordinated Definitive Documentation” and with appropriate cushions as against the baskets included in the Senior Definitive Documentation.  If the Senior Subordinated Credit Facility Option is chosen, the covenants will include such other customary and industry-specific covenants for senior subordinated credit facilities of this type as reasonably determined by the Lead Investor.

Events of Default:
The events of default will be substantially similar to those set forth in the Senior Definitive Documentation (other than events of default relating solely to collateral), with references to the “Senior Definitive Documentation” to be replaced with “Senior Subordinated Definitive Documentation” and with appropriate cushions as against the baskets included in the Senior Definitive Documentation; provided that the default relating to the Senior Credit Facility will be cross-acceleration, maturity of the Senior Credit Facility and cross-payment default that lasts for more than 60 days.  If the Senior Subordinated Credit Facility Option is chosen, the events of default will include such other customary and industry-specific events of default for senior subordinated credit facilities of this type as reasonably determined by the Lead Investor.

Expenses and Indemnification:
The Borrower will pay all reasonable costs and expenses incurred by the Lead Investor arising out of or related to due diligence and/or the preparation, negotiation, execution, delivery and closing of the Subordinated Definitive Documentation, including, without limitation, any and all reasonable legal fees of special and local counsel in any relevant jurisdiction to the Lead Investor.  The Borrowers will also pay the expenses of the Lead Investor and each Purchaser in connection with the enforcement of the Senior Subordinated Definitive Documentation.  The Borrower will indemnify the Lead Investor and each Purchaser (and, in each case, their affiliates and their respective officers, directors, employees, advisors and agents) on customary terms, subject to customary

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exceptions
Assignments and Participations:
Each Purchaser may assign all or a portion of its Notes or sell participations therein to another person or persons with such further assignments by holders of the Notes being subject to limitations, if any, established by the Lead Investor.  Assignments shall be equal to an aggregate principal amount of at least $5.0 million and in multiples of $1.0 million in excess thereof.  So long as no Event of Default exists, the Borrowers shall have the right to approve (which approval shall not be unreasonably withheld or delayed) any assignee; provided that no such approval shall be required for an assignment to (a) a Purchaser, (b) an affiliate of a Purchaser, or (c) a fund engaged in the business if making, purchasing holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business that administered or managed by a Purchaser, an affiliate of a Purchaser, or any entity or affiliate of an entity that administers or maintains a Purchaser.  Assignments to the Company or any of its affiliates shall not be permitted.

For the avoidance of doubt, each Purchaser shall be permitted to grant a security interest in all or any portion of its rights under the Senior Subordinated Definitive Documentation (including, but not limited to, the Senior Subordinated Credit Facility), without the consent of, or notice to, or any other action by, any other party hereto, to secure the obligations of such Purchaser or any of its affiliates to any person or entity providing any loan, letter of credit or other extension of credit to or for the account of such Purchaser or any of its affiliates and any agent, trustee or representative of such person or entity.

Governing Law and Forum:	The laws of the State of New York.
Special Counsel to Lead Investor:	Bingham McCutchen LLP.

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